UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 16, 2025

Star Equity Holdings, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-38704	59-3547281
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

53 Forest Avenue, Suite 101
Old Greenwich, CT 06870
(Address of Principal Executive Offices)

Registrant's telephone number, including area code (203) 489-9500
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	STRR	The NASDAQ Stock Market LLC
Series A Preferred Stock, $0.001 par value	STRRP	The NASDAQ Stock Market LLC
Preferred Share Purchase Rights
Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 16, 2025, Alliance Drilling Tools LLC (“ADT”), a wholly-owned subsidiary of Star Equity Holdings, Inc., (the “Company”), entered into three different Purchase and Sale Agreements with Custom Capital Strategies, Inc. ( “Custom Capital” or the “Buyer”), an unaffiliated third party, pursuant to which the parties agreed to consummate three different sale and leaseback transactions.

ADT Texas Purchase Agreement

Accordingly, on December 16, 2025 ADT entered into a Purchase and Sale Agreement (“ADT Texas PSA”) with Custom Capital wherein it agreed to sell its property located at 3601 N County Rd 1148, Midland, Texas ( the “Texas Premises”) to Custom Capital for a total purchase price of $1.1 million (the “ADT Texas Sale and Leaseback Transaction”). The net proceeds to be received by ADT from the ADT Texas Sale and Leaseback Transaction will be reduced by transaction commissions and expenses incurred in connection with the sale.

ADT Utah Purchase Agreement

Also on December 16, 2025, ADT entered into a second Purchase and Sale Agreement (“ADT Utah PSA”) with Custom Capital pursuant to which the parties agreed to consummate a sale and leaseback transaction (the “ADT Utah Sale and Leaseback Transaction”). Under the terms of the ADT Utah Sale and Leaseback Transaction, ADT agreed to sell its property located at 1377 East 1500 South, Vernal, Utah ( the “Utah Premises”) to the Buyer, for a total purchase price of $0.6 million. The net proceeds to be received by ADT from the ADT Utah Sale and Leaseback Transaction will be reduced by transaction commissions and expenses incurred in connection with the sale.

ADT Wyoming Purchase Agreement

Also on December 16, 2025, ADT entered into a Purchase and Sale Agreement (the “ADT Wyoming PSA”) with Custom Capital pursuant to which the parties agreed to consummate a sale and leaseback transaction (the “ADT Wyoming Sale and Leaseback Transaction”). Under the terms of the ADT Wyoming PSA, the ADT agreed to sell its property located at 101-107 Pasture Drive, Evanston, Wyoming ( the “Wyoming Premises”) to the Buyer, for a total purchase price of $1.7 million. The net proceeds to be received by ADT from the ADT Wyoming Sale and Leaseback Transaction will be reduced by transaction commissions and expenses incurred in connection with the sale.

As part of the consummation of the each of ADT Texas Sale and Leaseback Transaction, ADT Utah Sale and Leaseback Transaction, and ADT Wyoming Sale and Leaseback Transaction, ADT will enter into three separate tenant triple net leases guaranteed by the Company (the “ADT Texas Lease Agreement”, “ADT Utah Lease Agreement”, and “ADT Wyoming Lease Agreement”, respectively). Under the ADT Texas Lease Agreement, ADT Utah Lease Agreement, and ADT Wyoming Lease Agreement, Custom Capital or its assignee will lease back the Texas Premises, Utah Premises, and Wyoming Premises respectively, each for a term commencing upon the execution of the respective lease agreement and ending on the 20th anniversary thereof, unless earlier terminated or extended for an additional 20 years, in increments of five years, in accordance with the terms of the ADT Texas Lease Agreement, ADT Utah Lease Agreement, and ADT Wyoming Lease Agreement. Pursuant to the ADT Texas Lease Agreement, ADT Utah Lease Agreement, and ADT Wyoming Lease Agreement, ADT will be responsible for all monthly expenses related to the leased facilities, including insurance premiums, taxes and other expenses, such as utilities.

The Company anticipates that the closing of the ADT Texas Sale and Leaseback Transaction, ADT Utah Sale and Leaseback Transaction, and ADT Wyoming Sale and Leaseback Transaction including the execution of the ADT Texas Lease Agreement, ADT Utah Lease Agreement, and ADT Wyoming Lease Agreement, respectively will occur in the first calendar quarter of 2026, subject to the satisfaction of certain customary closing conditions and contingencies for transactions of this nature or type. Such contingencies include satisfactory title and insurance commitment, satisfactory survey review, environmental condition review, Custom Capital or its assignee’s ability to obtain appropriate financing, and satisfaction of other due diligence items as set forth in the ADT Texas PSA, ADT Utah PSA, and ADT Wyoming PSA. There will be no disruption of ADT or the Company’s operations as a result of the sale and leaseback transactions, as ADT will continue operations at the Texas Premises, Utah Premises, and Wyoming Premises pursuant to the ADT Texas Lease Agreement, ADT Utah Lease Agreement, and ADT Wyoming Lease Agreement respectively.

The foregoing summaries of the ADT Texas PSA, ADT Utah PSA, and ADT Wyoming PSA are qualified in their entirety by reference to the full text of such agreements, which are attached to this Current Report on Form 8-K as Exhibits 10.1, 10.2, and 10.3, respectively, and which are incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT INDEX

10.1	Purchase and Sale Agreement of ADT Texas, dated as of December 16, 2025

10.2	Purchase and Sale Agreement of ADT Utah, dated as of December 16, 2025

10.3	Purchase and Sale Agreement of ADT Wyoming, dated as of December 16, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR EQUITY HOLDINGS, INC. (Registrant)

By:	/s/ MATTHEW K. DIAMOND
Matthew K. Diamond
Chief Accounting Officer

	Dated:	December 17, 2025

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